UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                           Exchange Act of 1934

Filed by the Registrant [X} Filed by a Party other than the Registrant [] Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-12

                         RIVIERA HOLDINGS CORPORATION
                         ----------------------------
                 (Name of Registrant as Specified In Its Charter)

                          ---------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee(Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

    1) Title of each class of securities to which transaction applies:

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    2) Aggregate number of securities to which tranaction applies:

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       to Exchange Act Rule 0-11 (setforth the amount on which the filing fee is calculated and state how it was determined):

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

     5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


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


                          RIVIERA HOLDINGS CORPORATION
                         2901 Las Vegas Boulevard South
                             Las Vegas, Nevada 89109
                                 -------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held on June 9, 2004

TO THE STOCKHOLDERS OF
RIVIERA HOLDINGS CORPORATION

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Riviera Holdings Corporation, a Nevada corporation, will be held at the Riviera Hotel and Casino, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109 on June 9, 2004, at 1:00 p.m., Las Vegas time, for the following purposes:

                  1.       To elect our Board of Directors; and

                  2. To consider and act upon such other matters as may properly come before the Annual Meeting or any re-convenings thereof.

         We have fixed April 27, 2004 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (including any re-convenings thereof). Only holders of record of our Common Stock at the close of business on that date are entitled to vote at the Annual Meeting. A complete list of those stockholders can be examined by any such stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, at our offices located at 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

         Our Annual Report for the fiscal year ended December 31, 2003, which includes a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2003, is enclosed.

                                           By Order of the Board of Directors,

                                           William L. Westerman
                                           Chairman of the Board
Dated: April 29, 2004

YOU ARE URGED TO COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY AS SOON AS POSSIBLE. IF YOU ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED. IF THE PROXY IS MAILED IN THE UNITED STATES IN THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED.

                          RIVIERA HOLDINGS CORPORATION
                         2901 Las Vegas Boulevard South
                             Las Vegas, Nevada 89109


                                 PROXY STATEMENT
                       for Annual Meeting of Stockholders
                           to be held on June 9, 2004
                                                             April 29, 2004
TO THE STOCKHOLDERS:

         Our Board of Directors is soliciting proxies for the 2004 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

         In this Proxy Statement:

        o "We," "Us," "Our" and the "Company" means Riviera Holdings Corporation (a Nevada corporation);

        o "Annual Meeting" means our 2004 Annual Meeting of Stockholders that will be held on Tuesday, June 9, 2004, at 1:00 p.m. Las Vegas time, at the Riviera Hotel and Casino, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109;

        o "Common Stock" means our common stock, par value $.001 per share; and

        o "Stockholders" means holders of record of Common Stock as of the close of business on April 27, 2004.

         Our principal executive offices are located in the Riviera Hotel and Casino at 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Our 2003 Annual Report, this Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about April 29, 2004.

         Stockholders are entitled to one vote at the Annual Meeting for each outstanding share of Common Stock that they hold as of April 27, 2004 (the "Record Date"), except as otherwise discussed herein. At the close of business on the Record Date, 3,610,155 shares of Common Stock were outstanding.

         We request each Stockholder to execute and return the enclosed proxy as soon as possible. The person who signs the proxy must be either (i) the registered Stockholder of such shares of Common Stock or (ii) a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other business entity, or any other person acting in a fiduciary or representative capacity on behalf of such registered Stockholder. You can, of course, revoke a proxy at any time before it is voted, if so desired, by filing with the Secretary of the Company an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the Annual

Meeting and voting in person. Any such proxy revocation should be sent to Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Secretary. Your attendance at the Annual Meeting will not by itself constitute revocation of your proxy.

         We are paying all costs of the solicitation of proxies, including the expenses of printing and mailing to Stockholders this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, the enclosed proxy card and the Annual Report. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the Securities and Exchange Commission, in sending proxies and proxy materials to the beneficial owners of Common Stock. Our directors, officers and employees may also solicit proxies in person, or by mail, e-mail or telephone, but such persons will receive no compensation for that work, other than their normal compensation.


                          PURPOSE OF THE ANNUAL MEETING

         At the Annual Meeting, the Stockholders will consider and vote on:

                  1. the election of six directors to hold office until our next annual meeting and until their respective successors shall have been elected and qualified, or until resignation or removal; and

                  2. such other matters as may properly come before the Annual
                     Meeting.


                             VOTE REQUIRED; PROXIES

         The presence in person or by proxy of a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date is required for a quorum at the Annual Meeting. If a quorum is present, the six nominees who receive the highest number of votes will be elected.

         For any other matters submitted to Stockholders at the Annual Meeting, if a quorum is present, the affirmative vote of a majority of the shares represented and entitled to vote will be required for approval. Consequently, abstentions and "non-voted" shares, as described below in this section, will have the same effect as a vote against any such other matters submitted at the Annual Meeting.

         Shares of Common Stock represented by properly executed proxies that have not been revoked will be voted in accordance with the instructions in such proxies. If no contrary instructions are given, such shares will be voted: (1) FOR the election of all nominees for director named in this Proxy Statement; and
(2) in the discretion of the persons named as proxy appointees as to any other matters that may properly come before the Annual Meeting.

         It is possible that shares held by brokers and other Stockholder nominees could be voted on certain matters but not others. This would occur, for example, when the broker or nominee does not have discretionary authority to vote the shares and is instructed by the beneficial owner thereof to vote on a particular matter but is not instructed on other matters. These are known as

"non-voted" shares. Non-voted shares will be counted for determining whether a quorum is present, but will not be voted on matters as to which the beneficial owner has given no voting instructions.


                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

         Our Board of Directors consists of six members, all of whom have been nominated for election at the Annual Meeting. If elected, they will hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified, or until resignation or removal.

Directors


         The following table presents information as of April 27, 2004 regarding the six nominees for director:


Name                   Age    Position

William L. Westerman   72     Our Chairman of the Board, Chief Executive Officer
                              and President; Chairman of the Board and Chief
                              Executive Officer of Riviera Operating Corporation
                              ("ROC"), our wholly-owned subsidiary

Robert R. Barengo      62     Our and ROC's Director; Director of Government and
                              Public Affairs of ROC

Jeffrey A. Silver      58     Our and ROC's Director

Paul A. Harvey         66     Our and ROC's Director

Vincent L. DiVito      44     Our and ROC's Director

James N. Land Jr.      74     Our and ROC's Director

     William L. Westerman has been our Chairman of the Board and Chief Executive Officer since February 1993. Mr. Westerman was a consultant to Riviera, Inc. (our predecessor company) from July 1, 1991 until he was appointed Chairman of the Board and Chief Executive Officer of Riviera, Inc. on January 1, 1992. From 1973 to June 30, 1991, Mr. Westerman was President and Chief Executive Officer of Cellu-Craft Inc., a manufacturer of flexible packaging primarily for food products, and then had several positions with Alusuisse, a multi-national aluminum and chemical company, following its acquisition of Cellu-Craft in 1989. Mr. Westerman was on the Board of Managers of Peninsula Gaming Partners, LLC from June 1999 to December 2000.

         Robert R. Barengo has been one of our and ROC's Directors since February 1993. Mr. Barengo was a consultant to Riviera, Inc. from January 1993 until June 30, 1993. Since 1972, Mr. Barengo has been engaged in the private practice of law in Reno, Nevada. Mr. Barengo was elected to the Nevada Assembly in 1972 and served until 1982. In 1979, Mr. Barengo was elected Speaker Pro Tempore and in 1981 Mr. Barengo was elected Speaker of the Assembly. Since 1993, Mr. Barengo has been the President and the sole stockholder of Silver State Disseminators Company, a company licensed by Nevada gaming authorities to disseminate racing information in the State of Nevada. In October 1992, the Governor appointed Mr. Barengo as a member of the State of Nevada Dairy Commission and in July 1993, the Governor appointed Mr. Barengo as Chairman of the State of Nevada Dairy Commission, a position he still holds. On December 3, 2003, Governor Guinn appointed Mr. Barengo as a member of the Nevada Tax Commission. Mr. Barengo was the Chairman of the Board and a Director of Western Thrift and Loan, a Thrift Company licensed and regulated by the Commissioner of Financial Institutions, Department of Business and Industry, State of Nevada from 1997-2003 when he resigned. Mr. Barengo accepted the position of Director of Government and Public Affairs with ROC effective January 1, 2001, in addition to his duties as a Board Member of the Company and ROC.

         Jeffrey A. Silver has been one of our and ROC's Directors since February 26, 2001. Mr. Silver is currently a shareholder with Gordon & Silver, Ltd., a law firm located in Las Vegas, Nevada. Mr. Silver served as the Chief Deputy District Attorney, Clark County, Nevada from 1972 to 1975 and was a Board Member with the Nevada Gaming Control Board from 1975 to 1978 before engaging in the private practice of law from 1979 to 1981 and 1984 to the present. Mr. Silver was the Chief Operating Officer and General Counsel of the Landmark Hotel & Casino from 1981 to 1983, CEO of the Riviera Hotel & Casino from 1983 to 1984 and Senior Vice President at Caesars Palace in 1984. Mr. Silver served on the Board of the Las Vegas Convention and Visitors Authority from 1989 to 1992 as Secretary/Treasurer and also served as trustee. He was a member of the Board of Directors of the Greater Las Vegas Chamber of Commerce from 1988 to 1995 and in 1988 was its Chairman. Mr. Silver served for four years as a member of the United States Travel and Tourism Advisory Board. He was President of the International Association of Gaming Attorneys from 1992 to 1994 and Chairman of the ABA Section of Gaming Law from 1994 to 1996.

         Major General Paul A. Harvey USAF (Ret) has been one our and ROC's Directors since May 18, 2001. General Harvey is currently a consultant to the gaming, hotel and resort industry. General Harvey spent 32 years on active duty in the United States Air Force where he held numerous command positions throughout the United States, Europe, Africa and the Middle East. He flew 160 combat missions in Vietnam and Southeast Asia before retiring in 1991 as a command pilot with over 5,000 flying hours. Following retirement, he was an Executive in Residence and Assistant to the President of William Carey College and taught MBA studies in management and leadership. General Harvey was the Executive Director of the Mississippi Gaming Commission from 1993 through 1998 before becoming President and CEO of Signature Works, Inc., which is the largest employer of blind and visually impaired people in the world. In 2000 Signature Works, Inc. merged with LCI, Inc. His present company, PDH Associates, Inc. provides consulting service to the gaming, hotel and resort industry. In February 2002, General Harvey was named President of Karhouse, Inc., headquartered in Pensacola, Florida, which provides automobile storage for

Department of Defense personnel who are on deployed or overseas status. Since 1996, General Harvey has served on the Board of Directors of the National Center for Responsible Gaming. He also serves on the Board of Directors of VirtGame Corp., which is headquartered in San Diego, California and has a class of securities registered under the Securities and Exchange Act of 1934. General Harvey is also a Commissioner on the Mississippi Band of Choctaw Indians Athletic and Boxing Commission.

         Vincent L. DiVito was appointed as one of our and ROC's Directors effective June 14, 2002. Mr. DiVito is currently Vice President, Chief Financial Officer and Treasurer of Lonza, Inc., a global specialties chemical business headquartered in Fair Lawn, New Jersey. Lonza, Inc. is part of Lonza Group, whose stock is traded on the Swiss Stock Exchange. Prior to September 2000, Mr. DiVito was the Vice President and Chief Financial Officer of Algroup Wheaton, a global pharmaceutical and cosmetics packaging company, after having served as the Director of Business Development. From 1984 to 1990 Mr. DiVito was the Vice President of Miracle Adhesives Corp. (a division of Pratt & Lambert, an American Stock Exchange-listed manufacturer of paints, coatings and adhesives). Prior to 1984, Mr. DiVito spent two years on the audit team at Ernst & Whinney (now Ernst & Young). Mr. DiVito is a certified public accountant and certified management accountant.

         James N. Land, Jr., is currently a corporate consultant and was appointed as one of our and ROC's Directors effective April 12, 2004. Mr. Land was first elected a Director of the Company and ROC on January 21, 1999 and thereafter resigned on May 31, 2002. From 1956 to 1976, Mr. Land was employed by The First Boston Corporation in various capacities, including Director, Senior Vice President, Co-Head of Corporate Finance, and head of International Operations. From 1971 through 1999, he served as Director of various companies, including Kaiser Industries Corporation, Marathon Oil Company, Castle & Cooke, Inc., Manville Corporation, NWA, Inc., Northwest Airlines, and Ratheon Company.

Executive Officers

         The following table presents information as of April 27, 2004 regarding our and ROC's executive officers:


Name                    Age     Position

William L. Westerman    72      Our and ROC's Chairman of the Board and Chief
                                Executive Officer, and our President

Duane R. Krohn          58      Our and ROC's Treasurer and CFO, and Executive
                                Vice President of Finance of ROC

Tullio J. Marchionne    49      Our and Secretary and General Counsel, and Vice

Robert A. Vannucci      56      President and Chief Operating Officer of ROC
                                President of ROC

Ronald P. Johnson       55      Executive Vice President of Gaming Operations of
                                ROC



Jerome P. Grippe        61      Executive Vice President of Operations of ROC

         For a description of the business experience of William L. Westerman, see "Directors" above.

         Duane R. Krohn, CPA, became our and ROC's Treasurer on June 30, 1993 and was elected Vice President of Finance of ROC on April 26, 1994 and Executive Vice President of Finance of ROC on July 1, 1998. He served as Secretary from June 8, 1999 to February 17, 2000. Mr. Krohn was initially employed by Riviera, Inc. in April 1990, as Director of Corporate Finance and served as Vice President-Finance from March 1992 to June 30, 1993. Prior to 1990, Mr. Krohn was Chief Financial Officer of the Imperial Palace, the Mint and the Dunes in Las Vegas, Nevada, and Bally's Park Place in Atlantic City, New Jersey.

         Tullio J. Marchionne became our General Counsel on January 10, 2000, was appointed as our and ROC's Secretary on February 17, 2000 and was elected Vice President of ROC on February 26, 2001. Mr. Marchionne was initially employed by Riviera, Inc., in June 1986 as a casino games dealer and served in various capacities including Pit Manager, General Counsel and Director of Gaming Administration until September 1996, when he was transferred to the Four Queens Hotel and Casino as Director of Casino Operations pursuant to the management agreement we had with the Four Queens through our subsidiary. He served in that position until May 1997. Mr. Marchionne served as the General Manager of the Regency Casino Thessaloniki, located in Thessaloniki, Greece, from June 1997 until December 1997. Mr. Marchionne served as a Casino Supervisor with Bally's, Las Vegas, from February 1998 until June 1998, Director of Casino Operations at the Maxim Hotel and Casino in Las Vegas from June 1998 until November 1998 and Director of Table Games at the Resort At Summerlin (a Las Vegas casino/hotel) from November 1998 until December 1999.

         Robert A. Vannucci was elected Vice President of Marketing and Entertainment of ROC on April 26, 1994, Executive Vice President of Marketing and Entertainment on July 1, 1998 and President of ROC on October 1, 2000. Mr. Vannucci had been Director of Marketing of ROC since July 19, 1993. Mr. Vannucci was Senior Vice President of Marketing and Operations at the Sands Casino Hotel in Las Vegas from April 1991 to February 1993. He was Vice President and General Manager of Fitzgerald's Las Vegas (a casino/hotel) from 1988 to January 1991.

         Ronald P. Johnson became Vice President of Gaming Operations of ROC in September 1994, Executive Vice President of Gaming Operations of ROC on July 1, 1998, and on February 10, 1999, President of Riviera Black Hawk, Inc. (our wholly-owned subsidiary which owns and operates the Riviera Black Hawk Casino), a position he holds concurrently with his ROC Executive Vice President position. Mr. Johnson became Director of Slots on June 30, 1993 and was elected Vice President of Slot Operations and Marketing on April 26, 1994. Mr. Johnson was Vice President-Slot Operations and Marketing of Riviera, Inc. from April 1991 until June 30, 1993. He was Vice President-Slot Operations for Sands Hotel and Casino Inc. from September 1989 until he joined Riviera, Inc.

         Jerome P. Grippe was elected Vice President of Operations of ROC on April 26, 1994, Senior Vice President of Operations of ROC on July 1, 1998 and Executive Vice President of ROC on September 1, 2000. Mr. Grippe served as General Manager of the Four Queens Hotel and Casino from June 1998 to September 1999 pursuant to the management agreement we had with the Four Queens through our subsidiary. He served as General Manager of the Diamond Jo riverboat casino in Dubuque, Iowa from September 1999 to July 2000, pursuant to a management agreement we had with Peninsula Gaming Company, LLC, which owns and operates the Diamond Jo riverboat casino. Mr. Grippe performed in the capacity as general manager at these properties concurrently with his duties with us. Mr. Grippe became Director of Operations of ROC on June 30, 1993. Mr. Grippe was Assistant to the Chairman of the Board of Riviera, Inc. from July 1990 until May 1993. He served in the United States Army from 1964 until his retirement as a Colonel in July 1990.

         Our and ROC's officers serve at the discretion of our and ROC's respective Boards of Directors, and they are also subject to the licensing requirements of the Nevada Gaming Commission.

Audit Committee Financial Expert

        The Board of Directors has determined that the Chairman of the Company's Audit Committee, Vincent L. DiVito, who meets the American Stock Exchange Audit Committee independence requirements, is a financial expert. Mr. DiVito is a certified public accountant, certified management accountant, spent two years on the audit team at Ernst & Whinney (now Ernst & Young) and is currently the Chief Financial Officer and treasurer of a global specialties chemical business.

Certain Relationships and Related Transactions

         Jeffrey A. Silver is a shareholder in the law firm of Gordon & Silver, Ltd., which we have engaged for various legal matters.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our Common Stock to file with the Securities and Exchange Commission certain reports regarding Common Stock ownership. Such persons are required to furnish us with copies of all Section 16(a) reports they file. To our knowledge, all of these persons met their Section 16(a) reporting obligations on a timely basis during 2003.

Code of Ethics

         We have adopted certain ethical policies that apply to all of our employees at the level of Supervisor or higher, including our principal executive officer, principal financial officer and principal accounting officer. Those policies, together with certain rules adopted by our Disclosure Committee, comprise what we consider to be our code of ethics. Those policies and rules are posted on our Internet web site at www.theriviera.com.

Board of Directors and Committee Meetings

         We have an Audit Committee, which is composed of Messrs. DiVito, Silver and Harvey. The Audit Committee recommends to our Board of Directors the selection of an auditor, reviews the plan and scope of our audits, reviews the auditors' critique of management and internal controls and management's response to such critique and reviews the results of our audit.

         We and ROC each have a Compensation Committee composed of Messrs. Silver, Barengo, Harvey and DiVito. The Compensation Committee is responsible for recommending executive compensation programs to the Board of Directors and for approving all compensation decisions with respect to the Chief Executive Officer and his recommendations for our other executive officers.

         In 2003, in addition to the three regularly scheduled Audit Committee meetings, the Audit Committee participated in the four quarterly earnings release meetings which included a review of regulatory filings, and our and ROC's Compensation Committees each met four times.

         In 2003, our Board of Directors held fourteen meetings. No member of our Board of Directors attended in 2003 less than 75% of the aggregate of (1) the number of meetings of the Board of Directors held during the period for which he was a director and (2) the total number of meetings held by all committees on which he served.

Nominating Committee Report

         The Company's Nominating Committee, which does not have a charter and does not have a policy considering nominees recommended by holders of the Company's securities, is comprised of the Company's entire six member Board of Directors. Four of the six members meet the American Stock Exchange independence requirements for nominating committee members. The Nominating Committee does not have a policy regarding Board of Directors candidate recommendations by security holders because historically, the Company has rarely, if ever, been contacted by outside security holders to sit on the Board of Directors or nominate candidates to sit on the Board of Directors. Given this lack of activity, the Company has seen no need to adopt any specific policies on this subject.

         In order for the Nominating Committee to nominate a candidate for the Board of Directors, the nominee must have a strong business background and display a sense of leadership. The Nominating Committee believes that each member of the Board of Directors should possess certain skills that compliment the other Directors so as to achieve the overall goal of a well-rounded Board of Directors. Qualities and skills necessary for consideration are a financial, legal or business backgroud or demonstrate leadership abilities.

         Mr. Land, who was appointed to the Company's Board of Directors on April 12, 2004, was nominated by the Company's Chief Executive Officer, non-management Directors and other management Director.

Security Holder Communications

         Our security holders may send communications to Directors by directing such communications to the Company's Treasurer and Chief Financial Officer, Duane Krohn. Communications may be sent to Mr. Krohn via regular mail at the Company's corporate offices located at 2901 Las Vegas Boulevard South, Las Vegas, NV 89109; via telephone and fax at (800) 362-1460 and (702) 794-9442, respectively; and via e-mail at dkrohn@theriviera.com. Mr. Krohn will direct all relevant communications, as determined by Mr.Krohn and Tullio Marchionne, the Company's Secretary and General Counsel, to the appropriate Director(s).

         The members of the Company's Board are strongly encouraged to attend all Board Meetings and especially the Annual Meeting. All of the members of the Board were in attendance at the Company's 2003 Annual Meeting.

Audit Committee Report; Audit Committee Independence

         In accordance with its written charter adopted by our Board of Directors which is attached hereto as Appendix "A", the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices.

         During our fiscal year ended December 31, 2003, the Audit Committee met three times, and the Audit Committee chairman, as representative of the Audit Committee, discussed the interim financial information contained in each of our quarterly earnings announcement with our Chief Financial Officer and independent auditors prior to public release.

         In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee specifically addressed, discussed and concluded that the independent auditors' provision of non-audit services was compatible with maintaining the auditors' independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

         The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU Section 380), and with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

         The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2003, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

         Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to our Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment of the independent auditors and our Board of Directors concurred in such recommendation.

         The Audit Committee presently consists of four members including James
N. Land, Jr., who was appointed to the Audit Committee when he was appointed to our and ROC's Board of Directors on April 12, 2004. Due to Jeffrey A. Silver's status as a shareholder of the law firm of Gordon & Silver, Ltd., our engagement of that law firm for various legal matters and the new Audit Committee independence requirements of the American Stock Exchange with which we must comply by the Annual Meeting date, Mr. Silver will resign as a member of our Audit Committee effective June 9, 2004. Mr. Silver will remain as Director of the Company and of ROC (assuming his election at the Annual Meeting). Messrs. DiVito, Harvey and Land will remain as members of our Audit Committee (assuming their election as Directors at the Annual Meeting).

Date:  March 1, 2004                       Vincent L. Divito     Chairman
                                           Jeffrey A. Silver     Member
                                           Paul A. Harvey        Member
                                           James N. Land, Jr.    Member (as of
                                                                 April 12, 2004)

         When the changes in the composition of our Audit Committee becomes effective on the date of the Annual Meeting, all of our Audit Committee members will be independent, according to the American Stock Exchange's listing standards that apply to us.

         Our Board of Directors recommends that you vote "FOR" each of the six director nominees listed above.


                             EXECUTIVE COMPENSATION

Compensation of Executive Officers

         The following table presents a summary of the compensation we paid in the years ended December 31, 2001, 2002 and 2003 to our and ROC's Chief Executive Officer, and to our four other most highly compensated executive officers who received over $100,000 in compensation from us during 2003 (collectively, the "Named Executive Officers").


                         Summary Compensation Table

                             Annual Compensation
                                                             Other      Securities  All
                                                             Annual       Underly- Other
         Name and                                           Compen-         ing    Compen-
    Principal Position       Year   Salary($)  Bonus($)     sation($)(1) Options   sation($)(2)

William L. Westerman         2003 $1,000,000        $0 (3) $547,591 (4)       0       $0
Chariman of the Board and    2002   $600,000        $0 (3) $482,848 (4)       0   $1,438
Chief Executive Officer of   2001   $600,000  $400,000 (3) $443,292 (4)  50,000   $2,566
the Company and ROC

Robert A. Vannucci           2003   $300,000        $0 (5) $103,000 (6)  20,000   $1,720
President and Chief          2002   $300,000        $0 (5) $103,000 (6)  20,000   $1,720
Operating Officer of ROC     2001   $300,000   $69,491     $157,425 (6)  20,000   $2,566

Duane R. Krohn               2003   $250,000        $0 (5)   $3,500      10,000   $1,438
Treasurer of the Company     2002   $250,000        $0 (5)   $3,000      10,000   $1,438
and Executive Vice President 2001   $250,000   $69,491       $7,425      10,000   $1,438
of Finance and Treasurer of
ROC

Ronald P. Johnson            2003   $250,000        $0 (5)   $3,500 (7)  10,000   $1,438
Executive Vice President of  2002   $250,000        $0 (5)  $10,500 (7)  10,000   $1,438
Gaming Operations of ROC     2001   $250,000   $69,491       $7,425      10,000   $1,438

Jerome P. Grippe             2003   $250,000        $0 (5)   $3,500      10,000   $1,438
Executive Vice President of  2002   $250,000        $0 (5)   $3,000      10,000   $1,438
Operations of ROC            2001   $250,000   $69,491       $7,425      10,000   $1,438


(1) Includes amounts that we contributed under our Profit Sharing and 401(k) Plans. We contributed $3,000 for the account of Mr. Vannucci and $3,500 for the account of each of the other executives in 2003, $3,000 for the account of each executive in 2002 and $7,425 for the account of each executive in 2001.
(2)  Includes premiums paid by the Company for excess life insurance.
(3) See "Employment Agreements" below for a summary of Mr. Westerman's employment agreement.
(4) The amount reported represents the portion of the interest earned on Mr. Westerman's retirement account that exceeds the interest which would have been earned if the interest rate had been 120% of the federal long-term rate, with compounding, prescibed under Section 1274(d) of the Internal Revenue Code. Additional interest earned on Mr. Westerman's retirement account that is not reported in the above table amounted to $210,095 in 2003, $357,302 in 2002 and $335,708 in 2001.
(5)  There was no incentive bonus award in 2003 or 2002.
(6) Includes $100,000 cash award or award of restricted stock (Mr. Vannucci has the choice to be awarded $25,000 in cash or 25,000 in restricted stock per quarter) pursuant to Mr. Vannucci's employment agreement. See "Restricted Stock Plan" below for a summary of our Restricted Stock Plan.

(7) Includes $7,500 additional income as compensation for a planned vacation that we asked Mr. Johnson to forgo so he could participate in the nationwide presentations to sell our senior secured notes.

Option Surrenders

         On November 26, 1996, we granted 410,000 stock options to 18 executives at an option price of $13.625 per share, 320,000 of which were granted to Mr. Westerman. Two of these executives' options totaling 11,000 shares were cancelled because they left our employment, resulting in a balance of 399,000 options at $13.625 per share held by 16 of our executives. The options of these 16 executives were 100% vested.

         On January 16, 2001, we approved a Stock Option Surrender Plan under which each executive could surrender all or any portion of his/her $13.625 options. Further, we could, but were not obligated to, grant new options for not less than the number of shares applicable to the surrendered options. The new options would be issued not sooner than six months and a day after the surrender of the $13.625 options. Any new options granted would be at the price of our Common Stock on the date of grant and would be subject to the vesting requirements of our Employee Stock Option Plan.

         All 16 of our executives surrendered the entire balance of 399,000 of the $13.625 options effective January 31, 2001.

         In August 2001, we granted 107,500 stock options to 15 of our 16 executives who surrendered options on January 31, 2001. The August option grant was not premised on the January 31 option surrender, but was made pursuant to our Board of Director's customary annual grant of stock options.

Option Grants

         The number of shares available for purchase under our 1993 Employee Stock Option Plan (the "Stock Option Plan") is 1,000,000. Excluding the options surrendered and forfeited pursuant to the Stock Option Surrender Plan discussed above, options for an aggregate of 980,000 shares have been granted under the Stock Option Plan as of December 31, 2003 of which 367,000 have been exercised and 613,000 remain outstanding. During our 2003 fiscal year, 128,500 options were granted under the Stock Option Plan.

Option Exercises, Year-End Options Values and Option Grants in 2003

         The following table presents at December 31, 2003 the value of unexercised, in-the-money options held by the Named Executive Officers. There were no options exercised in 2003 by the Named Executive Officers.


                          Number of                   Value of Unexercised,
                          Unexercised Options         In-The-Money Options
                                                                    Not
Name                      Vested       Not Vested      Vested      Vested
----                      ------       ----------      ------      ------
William L. Westerman      37,500       12,500          $     0      $    0
Robert A. Vannucci        60,000       30,000          $10,500      $3,000
Duane R. Krohn            45,000       15,000          $10,000      $1.500
Ronald P. Johnson         45,000       15,000          $10,000      $1.500
Jerome P. Grippe          36,000       15,000          $ 7,150      $1,500

The following table presents options granted during 2003.


                        Individual Grants
                        -----------------
                                                          Potential Realizable
                                                          Value at Assumed
                                                          Annual Rates of Stock
                                                          Price Appreciation for
                                                               Option Term
                                                         ----------------------
                                Percent of
                                 Total
                     Number of   Options   Exercise
                     Underlying Granted to  or Base
                     Options    Employees   Price Per Expiration
Name                 Granted    in 2003      Share      Date        5%     10%
----                 -------    -------      -----      ----       ---    ----
William L. Westerman      0         0%        N/A        N/A       N/A      N/A
Robert A. Vannucci   20,000      15.6%       $5.25     7/15/13  $66,034 $167,342
Duane R. Krohn       10,000       7.8%        5.25     7/15/13   33,017   83,671
Ronald P. Johnson    10,000       7.8%        5.25     7/15/13   33,017   83,671
Jerome P. Grippe     10,000       7.8%        5.25     7/15/13   33,017   83,671

Employment Agreements

         William L. Westerman serves as our Chairman of the Board, President and Chief Executive Officer, and as Chairman of the Board and Chief Executive Officer of ROC.

         Under Mr. Westerman's employment agreement with the Company, which was last amended on July 15, 2003, he is employed for an indefinite period, subject to termination by either Mr. Westerman upon at least 180 days written notice or the Company upon at least 90 days written notice. Mr. Westerman's base annual compensation is $1,000,000. Under his amended employment agreement, Mr. Westerman is not entitled to participate in the Senior Management Compensation Bonus Plan or other executive bonus plan established by the Company's Board of Directors.

         The employment agreement required the Company to fund a retirement account for Mr. Westerman. Pursuant to that agreement, the Company makes no further principal contributions to the retirement account subsequent to January 1, 2001. The account continues to accrue interest pursuant to the employment agreement. The retirement account had an accrued balance of $6,171,020 as of December 31, 2003.

         Mr. Westerman's retirement account is credited quarterly with interest on the first day of each succeeding calendar quarter in an amount equal to the product of (i) the Company's average borrowing cost for the immediately preceding fiscal year, as determined by the Company's Chief Financial Officer, and (ii) the average outstanding balance in the retirement account during the preceding calendar quarter. At the recommendation of our Compensation Committee, in order to reduce the amount that would be payable immediately upon Mr. Westerman's separation from the Company, it was requested that commencing April 1, 2003, and continuing the first day of each quarter thereafter, that he be paid the following in cash: (i) a distribution of $250,000 from the principal balance of his retirement account; and (ii) the quarterly interest credited to his retirement account one quarter in arrears. Total interest accrued to Mr. Westerman in 2003 was $757,686, while interest accrued was $840,150 for 2002 and $779,000 for 2001.

         We retain beneficial ownership of the retirement account, which is earmarked to pay Mr. Westerman's retirement benefits. However, upon (1) the vote of a majority of the outstanding shares of Common Stock approving a "Change of Control" (as defined below), (2) the occurrence of a Change of Control without Mr. Westerman's consent, (3) a breach by us of a material term of the employment agreement or (4) the expiration or earlier termination of the employment agreement for any reason other than cause, Mr. Westerman has the right to require us to establish a "Rabbi Trust" for his benefit. He also has the right to require us to fund such trust with cash equal to the amount then credited to the retirement account, including any amount to be credited to the retirement account upon a Change of Control.

         On February 5, 1998, our stockholders approved a merger agreement with R&E Gaming Corp., and its subsidiary. That approval constituted a Change of Control under Mr. Westerman's employment agreement. On March 5, 1998, Mr. Westerman exercised his right to require us to establish and fund a Rabbi Trust for his benefit. On March 20, 1998, Mr. Westerman waived his right to have us fund the Rabbi Trust in exchange for our agreement to fund it within five business days after notice from him.

         In the event that Mr. Westerman ceases to be employed by us (except for termination for cause, in which case Mr. Westerman would forfeit all rights to monies in the retirement account), Mr. Westerman will be entitled to receive the amount in the retirement account (principal and current interest) in 20 equal quarterly installments commencing as of the date he ceases to be employed. In the event that Mr. Westerman's Rabbi Trust has not yet been funded, the balance of principal and interest of the retirement account shall be paid directly to Mr. Westerman upon his retirement or termination (except for cause) or upon a change of control.

         The agreement provides that for a period of 24 months following termination for any reason except cause, Mr. Westerman shall not engage in any activity, which is in competition with the Company within a 75 mile radius from the location of any hotel and/or casino then operated by the Company. As consideration for not competing, the Company shall pay to Mr. Westerman a total of $500,000 payable in two equal annual installments of $250,000. The first installment is payable within five business days of termination of employment with the second installment payable on the first anniversary of termination.

         In addition to Mr. Westerman, one other executive, Robert Vannucci, has an employment agreement with us.

         Mr. Vannucci serves as President of ROC and his employment agreement was last amended on March 24, 2003. Mr. Vannucci's base compensation is $300,000. His employment agreement contains a Salary Continuation Agreement. See "Salary Continuation Agreements" below. It also provides for a "Normal Incentive Bonus" entitling Mr. Vannucci to participate in our Incentive Compensation Plan, whereby he may share in a portion of such plan's pool which provides for a target of $25 million EBITDA before deductions of incentives, as defined, for the years 2001 and 2002. Such amounts are credited to the Incentive Compensation Plan's pool up to a maximum of $1.2 million. Mr. Vannucci did not receive an incentive bonus for the year 2003.

         Mr. Vannucci also receives compensation in the form of restricted Common Stock pursuant to our Restricted Stock Plan (see "Restricted Stock Plan" below). Mr. Vannucci's agreement provides that he is to receive $25,000 in Common Stock, based on the stock's market value, on the first business day of each quarter, plus Common Stock, based on the stock's market value, in the same amount he receives pursuant to our Incentive Compensation Plan. Pursuant to the Restricted Stock Plan, Mr. Vannucci is presently entitled to rights of ownership with respect to the restricted shares, including the right to vote and receive dividends. Mr. Vannucci may not, however sell, assign, pledge, encumber or otherwise transfer any of the shares so long as he is employed by us, without our written consent. The restricted shares fully vest to Mr. Vannucci upon his separation of employment from us, so long as such separation is not a termination for cause. Mr. Vannucci's agreement was amended on March 4, 2003 and again on March 24, 2003 so that, commencing with the restricted stock award of April 1, 2003 and for each quarter thereafter, Mr. Vannucci can choose between receiving $25,000 in cash or $25,000 in Common Stock. Mr. Vannucci choose to receive $25,000 in Common Stock and $75,000 in cash in 2003 pursuant to this provision. Mr. Vannucci also has the choice between cash and Common Stock as a match to his annual incentive bonus award. Mr. Vannucci received no such matching award in 2003. Mr. Vannucci's agreement automatically renews annually subject to 120 days prior written notice by him or us.

Profit Sharing and 401(k) Plans

         On June 30, 1993, we and ROC assumed the combined profit sharing and 401(k) plans of Riviera, Inc. (the "Profit Sharing and 401(k) Plans"), and we and ROC continued the Profit Sharing and 401(k) Plans after June 30, 1993. We also provided that all current employees of Riviera Las Vegas who were employed on April 1, 1992, were at least 21 years of age and not covered by a collective bargaining agreement were immediately eligible to participate in the Profit Sharing and 401(k) Plans. We further provided that all current employees who were employed by Riviera Las Vegas after April 1, 1992, were at least 21 years of age and are not covered by a collective bargaining agreement were eligible to participate after one year of service at the Riviera Las Vegas.

         We have identical plans for our 100% indirectly owned subsidiary, Riviera Black Hawk, Inc., which operates its casino in Black Hawk, Colorado. Employees hired prior to June 30, 2000, who were at least 21 years of age and who were not covered by a collective bargaining agreement were immediately eligible to participate in the Profit Sharing and 401(k) Plans. After June 30, 2000, all new employees who were at least 21 years of age and not covered by a collective bargaining agreement were eligible to participate after one year of service at Riviera Black Hawk.

         We may make a matching contribution to the 401(k) component of the Profit Sharing and 401(k) Plans in an amount not to exceed 25% of the first 8% of each participant's compensation, which is contributed as a salary deferral. Our Common Stock is not an investment option to participants in the 401(k) component and any Company contribution to the 401(k) component is made in the form of cash to be invested in the participant's selected investment options.

         The profit sharing component of the Profit Sharing and 401(k) Plans provides that we will make a contribution equal to 1% of each eligible employee's annual compensation if a prescribed annual operating earnings target is attained and an additional 1% thereof for each $2 million by which our targeted operating earnings are exceeded, up to a maximum of 3% thereof. We may elect not to contribute to the Profit Sharing and 401(k) Plans if we notify our employees by January of the Profit Sharing and 401(k) Plans year. An employee becomes vested as to our contributions based on the employee's years of service. An employee receives a year of vesting service for each plan year in which the employee completed 1,000 hours of service. Vesting credit is allocated in 20% increments for each year of service commencing with the attainment of two years of service. An employee is fully vested following the completion of six years of service.

         Effective January 1, 2000, we suspended contributions to the profit-sharing component of the Profit Sharing and 401(k) Plans and substituted contributions to an Employee Stock Ownership Plan, which is discussed directly below.

Employee Stock Ownership Plan

         We have an Employee Stock Ownership Plan ("ESOP"). The ESOP was established effective January 1, 2000 and effectively replaced the profit sharing contribution component of the Profit Sharing and 401(k) Plans. (The 401(k) component remains unchanged.) The ESOP provides that all employees of Riviera Las Vegas and Riviera Black Hawk employed in the plan year who completed a minimum of 1,000 hours of service in that year, were employed through December 31 of that plan year, were at least 21 years of age and were not covered by a collective bargaining agreement are eligible to participate. The ESOP provides that we will make a contribution to the ESOP's participants at our Las Vegas and Black Hawk properties relative to the economic performance of each property. For Riviera Las Vegas, we will make a contribution equal to 1% of each eligible employee's annual compensation if a prescribed annual operating results target is attained and an additional 1% thereof for each $2 million by which that target is exceeded, up to a maximum of 4% for 2000 and 5% thereafter. For Riviera Black Hawk, we will make a contribution equal to 1% of each eligible employee's annual compensation if a prescribed annual operating results target is attained and an additional 1% thereof for each $1 million by that target is exceeded, up to a maximum of 4% for 2000 and 5% thereafter. Under the ESOP, our contribution will be made in cash, which will be used primarily to buy Common Stock.

Incentive Compensation Programs

         Approximately 70 executives and other significant employees at Riviera Las Vegas and 20 at Riviera Black Hawk participate in incentive compensation programs. Participants in each of the two programs are eligible to receive an annual incentive bonus based on attainment of predetermined financial targets at each location. An aggregate of $0 and $249,140 was awarded to participants at Riviera Las Vegas and Black Hawk, respectively, under these programs in the year ended December 31, 2003.

Deferred Compensation Plan

         On October 2, 2000, we adopted a Deferred Compensation Plan to give eligible employees the opportunity to defer cash compensation. Participation in this non-qualified plan is limited to employees who receive compensation of at least $100,000. The deferred funds are maintained on our books as liabilities. All elections to defer the receipt of compensation must be made not later than December 1st preceding the plan year to which the election relates and are irrevocable for the duration of such year. Six of our executives currently participate in this plan.

Restricted Stock Plan

         On October 2, 2000, we adopted a Restricted Stock Plan to attract and retain highly competent persons as officers and key employees by providing them with opportunities to receive restricted shares of Common Stock. Participants consist of such officers and key employees as our Compensation Committee determines are significantly responsible for our success and future growth and profitability. Awards of restricted stock are subject to such terms and conditions as we determine are appropriate at the time of the grant, including restrictions on the sale or other disposition of such stock and provisions for total or partial forfeiture of such stock upon termination of the participant's employment within specified periods or under certain conditions. Mr. Vannucci and Mr. Grippe, ROC's President and Executive Vice President, respectively, are currently the only participants in the Restricted Stock Plan.

Salary Continuation Agreements

         Approximately 65 officers and significant employees (excluding Messrs. Westerman and Vannucci) of ROC have salary continuation agreements effective through December 31, 2004, pursuant to which each of them will be entitled to receive (1) either six months' or one year's base salary if their employment is terminated, without cause, within 12 or 24 months of a change of control of the Company or ROC; and (2) certain benefits for periods of either one or two years. The base salary is payable in bi-weekly installments subject to the employee's duty to mitigate by using his or her best efforts to find other employment. In addition, four officers and significant employees have salary continuation agreements effective through December 31, 2005, pursuant to which each of them will be entitled to receive two year's base salary and certain benefits for two years, if their employment is terminated without cause within 24 months of a change of control of the Company or ROC. These four salary continuation agreements are not subject to a duty to mitigate. As of December 31, 2003, the total amount that would be payable under all such agreements if all payment obligations were to be triggered was approximately $6.6 million, including $1.5 million in benefits.

Compensation of Directors

         Messrs. Silver, Harvey and Land are each paid an annual fee of $50,000 for services as a director of us and ROC. Mr. DiVito is paid an annual fee of $75,000 for services as a director of us and ROC and as Chairman of our Audit Committee. Each director is also reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors.

         On March 5, 1996, we adopted the Directors' Option Plan, which was approved by our stockholders on May 10, 1996. Under the Directors' Option Plan, each individual elected, re-elected or continuing as a non-employee director will automatically receive a nonqualified stock option for 2,000 shares of Common Stock, with an exercise price equal to the fair market value of our Common Stock on the date of grant. 50,000 shares have been reserved for issuance under the Directors' Option Plan. Options to purchase 2,000 shares at $13.50 per share were granted to Mr. Barengo on May 12, 1997, options to purchase 2,000 shares at $9.00 per share were granted to him on May 11, 1998, options to purchase 2,000 shares at $4.88 per share were granted to him on May 10, 1999 and options to purchase 2,000 shares at $7.75 per share were granted to him on May 10, 2000. No options have been granted to Mr. Barengo under the Directors' Option Plan after 2000 because he became an employee effective January 1, 2001. Mr. Barengo was granted options to purchase 7,500 shares at $6.00 per share, 10,000 shares at $7.35 and 10,000 shares at $5.25 on August 7, 2001, May 14,
2002 and July 15, 2003, respectively, pursuant to our Stock Option Plan. Mr. Barengo's compensation in 2003 was $125,000.

         Upon becoming a Director, Mr. Silver was granted options under the Directors' Option Plan to purchase 2,000 shares at $7.05 per share on February 26, 2001. Mr. Silver was subsequently granted options to purchase 2,000 shares at $6.55 per share on May 10, 2001, 2,000 shares at $7.75 on May 10, 2002 and 2,000 shares at $5.60 on May 12, 2003.

         Upon becoming a Director, Mr. Harvey was granted options under the Directors' Option Plan to purchase 2,000 shares at $6.60 per share on May 18, 2001. Mr. Harvey was subsequently granted options to purchase 2,000 shares at $7.75 on May 10, 2002 and 2,000 shares at $5.60 on May 12, 2003.

         Upon becoming a Director, Mr. DiVito was granted options under the Director's Option Plan to purchase 2,000 shares at $5.60 per share on July 12, 2002. Mr. DiVito was subsequently granted options to purchase 2,000 shares at $5.60 on May 12, 2003.

         Upon becoming a Director, Mr. Land was granted options under the Director's Option Plan to purchase 2,000 shares at $9.00 per share on April 19, 2004.

         Directors who are also our or ROC's officers or employees do not receive additional compensation for services as a Director. Currently, Messrs. Westerman and Barengo are such Directors.

         Under our Stock Compensation Plan, the members of our Compensation Committee have the right to receive all or part of their annual fees in the form of Common Stock having a fair market value equal to the amount of their fees. Of the 50,000 shares available under this plan, we issued 3,103 shares to Mr. Barengo for a portion of his director's fees in 1996 and 877 shares to him for a portion of his fees in 1997.

Compensation Committee Report on Executive Compensation

         The Compensation Committee endeavors to ensure that the compensation program for executive officers of the Company is effective in attracting and retaining key executives responsible for the success of the Company and is tailored to promote the long-term interests of the Company and its stockholders. The Company's executive officer compensation program in its last completed fiscal year was principally comprised of base salary, an executive incentive plan, a 401(k) plan, a profit-sharing plan (revised to provide contributions to ESOP) and long-term incentive compensation in the form of incentive stock options or non-qualified stock options, a deferred compensation plan and a restricted stock plan.

         The Compensation Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company's Chief Executive Officer and his recommendations regarding the other executive officers. In particular, the Compensation Committee considers several financial performance measures, including revenue growth and net income. However, the Compensation Committee does not apply any specific quantitative formula in making compensation decisions. The Compensation Committee also considers achievements that, while difficult to quantify, are important to the Company's long-term success. The Compensation Committee seeks to create a mutuality of interest between the executive officers and the Company's stockholders by increasing the executive officers' ownership of Common Stock through the Stock Option Plan, ESOP, Deferred Compensation Plan and Restricted Stock Plan.

         Salary levels for the Company's executive officers are significantly influenced by the need to attract and retain management employees with high levels of expertise. In each case, consideration is given both to personal factors, such as the individual's experience, responsibilities and work performance, and to external factors, such as salaries paid by comparable companies in the gaming industry. With regard to the latter, it is important to recognize that because of the opening of new properties on the Las Vegas Strip in 1998, 1999 and 2000 coupled with proposed openings of new properties and expansion of existing properties, and the growth of riverboat and dockside gaming, Native American gaming operations and the proliferation of jurisdictions in which gaming is permitted, the Company competes with numerous other companies for a limited pool of experienced and skilled personnel. Therefore, it is critical that the Company provide base salaries that are competitive in the casino industry. With respect to the personal factors, the Compensation Committee makes salary decisions in an annual review based on the recommendations of the Chief Executive Officer. This annual review considers the decision-making responsibilities of each position as well as the experience and work performance of each executive. The Chief Executive Officer views work performance as the single most important measurement factor. As a baseline measure, in 2001 the Compensation Committee engaged the services of an independent CPA firm, other than Deloitte & Touche LLP, which conducted a compensation survey of comparable Las Vegas resorts. The CPA firm concluded that compensation of Company executives was consistent with other members of the industry.

         The compensation of Mr. Westerman for the Company's last completed fiscal year was set pursuant to the employment agreement described above in "Employment Agreements."

         Date:  March 2, 2004     Jeffrey A. Silver          Chairman
                                  Robert R. Barengo          Member
                                  Paul A. Harvey.            Member
                                  Vincent L. DiVito          Member

Compensation Committee Interlocks And Insider Participation In Compensation Decisions

         Mr. Silver is a shareholder in the law firm of Gordon & Silver, Ltd., which we have engaged for various legal matters. Mr. Barengo has been an employee of ROC since January 1, 2001.


              Comparison of Five-Year Cumulative Total Returns
                         Performance Graph for
                      Riviera Holdings Corporation

             Produced on 04/01/2004 including data to 12/31/2003

         The following graph compares the annual change in the cumulative total return, assuming reinvestment of dividends, on the Company's Common Stock with the annual change in the cumulative total returns of the NASDAQ Broad Market, the American Stock Exchange Index (the "AMEX Index"), the New York Stock Exchange (the "NYSE") and the NASDAQ Amusement and Recreation Services Index (the "NASDAQ 79xx"), which the Company considers to be its peer industry group. The graph assumes an investment of $100 on December 31, 1998, in each of the Common Stock, the stocks comprising the NASDAQ Broad Market, the stocks comprising the AMEX Index and the stocks comprising the NASDAQ 79xx.


The graph is a Comparison of Cumulative Total Return Among the Company, NYSE/ AMEX/Nasdaq Stock Market (US Companies) and Nasdaq stocks (SIC 7900 - 7999 US Companies amusement and recreation services) (1).

                     Riviera           NYSE/AMEX/Nasdaq            Nasdaq
                                        U.S. Companies            (SIC 79xx)
                                                          US Amusement Companies

 12/31/98             100.0                100.0                    100.0
 12/31/99             145.7                125.2                    128.5
 12/31/00             162.9                111.0                    108.6
 12/31/01              96.9                 99.2                    126.6
 12/31/02              98.7                 78.7                    105.0
 12/31/03             123.7                103.7                    149.3

(1) Comprised of companies whose stock is traded on the Nasdaq National Market and whose standard industrial classification is within 7900-7999. The company does not necessarily believe that this is an indication of the value of the Company's stock.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The Common Stock is listed on the American Stock Exchange. The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 19, 2004, by (1) each person who, to our knowledge, beneficially owns more than 5% of the outstanding Common Stock (based on reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, or upon information furnished to us), (2) each of our directors and executive officers and (3) all of our directors and executive officers as a group. The percentage of outstanding Common Stock represented by each named person's stock ownership assumes the exercise by such person of all stock options that are exercisable within 60 days of April 19, 2004, but does not assume the exercise of stock options by any other persons. The percentage of outstanding Common Stock represented by the stock ownership of all executive officers and directors as a group assumes the exercise of stock options by all members of that group, but does not assume the exercise of options by any persons outside of that group. Except as indicated in the footnotes to the table, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person's name.


                                                    Shares Beneficially Owned

Name                                                    Number      Percentage

William L. Westerman(1)(2)                              686,128         18.8%
Robert R. Barengo(1)(3)                                 137,581          3.8
Jeffrey A. Silver (1)(4)                                  8,600            *
Paul A. Harvey(1)(5)                                      2,400            *
Vincent L. DiVito(1)(6)                                   1,200            *
James N. Land Jr.(1)(7)                                    -0-             *
Robert A. Vannucci (1)(8)                               160,411          4.4
Ronald P. Johnson(1)(9)                                 140,535          3.9
Duane R. Krohn(1)(10)                                   148,628          4.1
Jerome P. Grippe(1)(11)                                  92,835          2.6
Tullio J. Marchionne(1)(12)                              13,051            *
D.E. Shaw Laminar Portfolios, L.L.C.(13)                350,000          9.7
Sun America Life Insurance Company(14)                  345,900          9.6
Diversified Equity Ventures, LLC(15)                    320,000          8.9
Employee Stock Ownership Plan (ESOP) (16)               326,885          9.1
All directors and executive officers as a group (17)  1,693,566         43.8
-------------------------------
*   Less than 1%.

(1) The address for each director and executive officer is c/o Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
(2) Includes 37,500 shares which may be acquired within 60 days of April 19, 2004 upon the exercise of outstanding options and 1,532 shares held through the ESOP.

(3) Includes 25,225 shares which may be acquired within 60 days of April 19, 2004 upon the exercise of outstanding options and 346 shares held through the ESOP.
(4) Includes 3,600 shares which may be acquired within 60 days of April 19, 2004 upon the exercise of outstanding options.
(5) Includes 2,400 shares which may be acquired within 60 days of April 19, 2004 upon the exercise of outstanding options.
(6) Includes 800 shares which may be acquired within 60 days of April 19, 2004 upon the exercise of outstanding options.
(7) None of the non-employee director options granted on April 19, 2004 may be aquired within 60 days of April 19, 2004.
(8) Includes 65,000 shares which may be acquired within 60 days of April 19, 2004 upon the exercise of outstanding options, 60,277 shares under our Restricted Stock Plan, 14,567 shares under our Deferred Compensation Plan and 1,599 shares held through the ESOP.
(9) Includes 47,500 shares which may be acquired within 60 days of April 19, 2004 upon the exercise of outstanding options, 29,435 shares under our Deferred Compensation Plan and 1,599 shares held through the ESOP.
(10) Includes 47,500 shares which may be acquired within 60 days of April 19, 2004 upon the exercise of outstanding options, 48,029 shares under our Deferred Compensation Plan and 1,599 shares held through the ESOP.
(11) Includes 38,500 shares which may be acquired within 60 days of April 19, 2004 upon the exercise of outstanding options, 8,217 shares under our Restricted Stock Plan, 29,601 shares under our Deferred Compensation Plan and 1,599 shares held through the ESOP.
(12) Includes 11,625 shares which may be acquired within 60 days of April 19, 2004 upon the exercise of outstanding options and 857 shares held through the ESOP.
(13) The address for D. E. Shaw Laminar Portfolios, L.L.C.("Laminar") is 120 West Forty- Fifth Street, Floor 39, Tower 45, New York, NY 10036. D.E. Shaw & Co., L.P. ("DESCO LP") acts as an investment advisor to Laminar. D.E. Shaw & Co., LLC ("DESCO LLC") acts as managing member to Laminar. David E. Shaw is the president and sole shareholder of certain companies that are associated with DESCO LLC or DESCO LP. Accordingly, DESCO LLC, DESCO LP and Mr. Shaw may also be deemed the beneficial owner of the Common Stock that Laminar beneficially owns. Their respective addresses are the same as Laminar's address. This information is based on information reported by Laminar, DESCO LLC, DESCO LP and Mr. Shaw in a Schedule 13D filed with the Securities and Exchange Commission on April 15, 2004.
(14) The address for SunAmerica Life Insurance Company ("SunAmerica") is One SunAmerica Center, Los Angeles, California 90067.
(15) The address for Diversified Equity Ventures, LLC and its manager, Jeffrey P. Jacobs, is 1231 Main Avenue, Cleveland, Ohio 44113.
(16) The Trustee of the ESOP and its address are Marshall & Ilsley Trust Company N.A., 1000 North Water Street, Suite 1200, Milwaukee, Wisconsin 53202. All of the shares held by the ESOP are voted on each proposal in proportion to the voting instructions received by the Trustee from all ESOP participants who submit voting instructions. For example, if (a) the ESOP holds 1,000 shares of Common Stock, (b) the Trustee receives voting instructions from participants on whose behalf the ESOP holds only 500 shares, and (c) those participants, in the aggregate, instruct the Trustee to vote 300 shares in favor of a proposal and 200 shares against it, then 600 shares held by the ESOP will be voted for the proposal and 400 shares will be voted against it. Common Stock held by the ESOP on behalf of executive officers is reported in the ESOP's Common Stock ownership listing as well as in the Common Stock ownership listings for the respective executive officers and for executive officers and directors as a group.
(17) Includes a total of 232,150 shares which may be acquired by Directors and executive officers as a group within 60 days of April 19, 2004 upon the exercise of outstanding options, 68,494 shares under our Restricted

        Stock Plan, 120,900 shares under our Deferred Compensation Plan and 9,131 shares held through the ESOP (on behalf of Directors and executive officers). We are a party to a registration rights agreement with SunAmerica. SunAmerica can require us to register under the Securities Act the Common Stock that it owns. In addition, the agreement grants to SunAmerica the right to have included, subject to certain limitations, all shares of Common Stock owned by SunAmerica in any registration statement that we file under the Securities Act. We will pay all costs and expenses, other than underwriting discounts and commissions, in connection with the registration and sale of Common Stock under the agreement.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         Our Board of Directors has appointed Deloitte & Touche LLP as our independent public accountants for the fiscal year ending December 31, 2003. Deloitte & Touche LLP has been our and our predecessor company's accountants since prior to 1988. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. Those representatives will have the opportunity to make a statement, although they are currently not expected to do so. They are expected to be available to respond to appropriate questions.

Audit Fees

         We paid Deloitte & Touche LLP, the member firms of Deloitte Touche, Tohmatsu and their respective affiliates (collectively "Deloitte") a total of $208,700 and $306,500 for fiscal years 2003 and 2002, respectively, for our annual audit, review of our annual consolidated financial statements, review of our consolidated financial statements in our quarterly reports on Form 10-Q for the first three quarters of fiscal 2003, and similar services related to our senior secured notes offering in 2002.

Audit-Related Fees

         We paid Deloitte $36,100 and $25,700 for benefit plan audits for the fiscal years 2003 and 2002, respectively.

Tax Fees

         We paid Deloitte $88,200 and $65,500 for income tax services for the fiscal years 2003 and 2002, respectively. Those services consisted of preparation of federal and state income tax returns and related tax advice.

All Other Fees

         We paid Deloitte no fees for other professional services rendered in fiscal 2003 or 2002.

Audit Committee's Pre-Approval of Engagement

         Our policy is that before we engage our independent public accountants annually to render audit or non-audit services, the engagement is reviewed and approved by our Audit Committee. All of our independent public accountants' services for which we paid audit-related fees or tax fees for 2003 and 2002, as described above, were within the scope of the engagement that our Audit Committee approved before we entered into the engagement.


                                  OTHER MATTERS

         We know of no other matters which are to be brought before the Annual Meeting. If any other matters are presented for proper action, it is the intention of the persons named in the proxy to vote in accordance with their discretion pursuant to the terms of the proxy.


                            PROPOSALS OF STOCKHOLDERS

         Stockholder proposals intended to be presented at the 2005 Annual Meeting of Stockholders must be received at our executive offices in writing not later than December 31, 2004 to be eligible for inclusion in our proxy statement with respect to that meeting. Stockholders who intend to present a proposal at the 2005 Annual Meeting but who do not seek to have it included in our proxy statement must notify us of the proposal by not later than February 25, 2005. Otherwise, the proposal will be deemed untimely. These deadlines are based on a projected 2005 Annual Meeting date of May 17, 2005.

                                      RIVIERA HOLDINGS CORPORATION


                                      By: William L. Westerman
                                      President, Chief Executive Officer and
                                      Chairman of the Board of Directors


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE MEETING, WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE.

                                  APPENDIX "A"


                          RIVIERA HOLDINGS CORPORATION

                             AUDIT COMMITTEE CHARTER


         The Audit Committee (the "Committee"), is appointed by the Board of Directors (the "Board") and assists the Board in fulfilling its responsibility of monitoring the quality and integrity of the accounting, auditing, internal control and financial statements of the Company and the independence, performance and fees of the Company's external auditors.

         The members of the Committee shall meet the requirements relating to independence and expertise, shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement, and any other applicable requirements of the American Stock Exchange. At least one (1) member of the Committee shall have achieved such financial sophistication that he or she has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including, but not limited to being or having been a chief executive officer, chief financial officer, other senior officer with financial oversight responsibilities. The members of the Committee, which shall consist of, at least three (3) directors, shall be appointed by the Board.

         The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

         The Committee is empowered to investigate any matter relating to the Company's accounting, auditing, internal control or financial reporting practices brought to its attention, with full access to all Company books, records, facilities and personnel.

         One member of the Committee shall be appointed as chair. The chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board. The chair will also maintain regular liaison with the CEO, CFO, the lead independent audit partner and the director of internal audit.

         The Committee shall meet at least four (4) times a year or more frequently as the Committee considers necessary. At least once each year the Committee shall have separate private meetings with the independent auditors, management and the internal auditors.

         The Committee shall make regular reports to the Board. In meeting its responsibilities, the Committee shall:

     1.       Review this Charter on an annual basis;

     2. Evaluate with the Board and Company management ("Management"), the performance of the independent auditors and replace such auditors where appropriate;

     3. Recommend to the Board the appointment of the independent auditor on an annual basis;

     4. Pre-approve the audit and non-audit services to be provided by the independent auditor;

     5. Review the audited financial statements with Management and the independent auditors. This review shall include discussions regarding major accounting and auditing principles and practices as applied in such financial statements;

     6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or Management;

     7. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit;

     8.       Discuss with the Company's CFO and the independent auditors:

              (i) the interim financial information contained in the Company's Quarterly Report on Form 10-Q prior to its filing;

              (ii) the earnings announcement prior to its release (if
                   practicable); and

             (iii) the results of the review of such information by the independent auditors.

              These discussions may be held with the Committee as a whole or with the Committee chair in person or by telephone.

      9. Discuss with Management in general terms, financial information and earnings guidance provided to analysts and rating agencies;

     10. Issue the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement;

     11. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements;

     12. Monitor internal audit activities, including discussing with management and the internal auditors the internal audit function's organization, objectivity, responsibility, plans, results, budget and staffing;

     13. Discuss with Management, the internal auditors and the independent auditors the quality and adequacy of and compliance with the Company's internal controls;

     14.      Review and approve all related party transactions;

     15. Monitor the relationship with the independent auditors, including discussing with the auditors the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditors full access to the Committee and the Board to report on any and all appropriate matters; and

     16. Require the submission to the Committee by the independent auditor on an annual basis formal written reports delineating all relationships between the auditor and the Company, consistent with Independent Standards Board Standard 1, actively engage in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and, if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

         Although the Audit Committee has the responsibilities and power delineated in this Charter, Management is responsible for the preparation of the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee's role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its stockholders and others nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's compliance policies.

                    ANNUAL MEETING OF STOCKHOLDERS OF

                     RIVIERA HOLDINGS CORPORATION
                            June 9, 2004
Proof #1

                      Please date, sign and mail
                        your proxy card in the
                      envelope provided as soon
                             as possible.


           Please detach and mail in the envelope provided.


----------------------------------------------------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR the nominees for directors
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
----------------------------------------------------------------------------------------------------------------------------

1.Election of the following Six Nominees as Directors   2.In their discretion, the proxies are authorized to vote upon such other
  of the Company.                                         matters as may properly come before the Annual Meeting.
                         NOMINEES:
 [ ]FOR ALL NOMINEES     O William L. Westerman           IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK COVERED
                         O Robert R. Barengo              HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE,
 [ ]WITHHOLD AUTHORITY   O Jeffrey A. Silver              SUCH SHARES WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR AND AS THE
    FOR ALL NOMINEES     O Paul A. Harvey                 PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE
                         O Vincent L. DiVito              THE ANNUAL MEETING.
 [ ]FOR ALL EXCEPT       O James N. Land Jr.
 (See instructions below)                                 The undersigned hereby revoke(s) all previous Proxies and acknowledge(s)
                                                          receipt of the copy of the Notice of Annual Meeting dated April 29, 2004, the Proxy Statement attached thereto and the Annual Report of the Company
INSTRUCTION: To withhold authority to vote for any        for the fiscal year ended December 21, 2003 forwarded therewith.
individual nominee(s), mark "FOR ALL EXCEPT" and fill
in the circle next to each nominee you wish to withhold,  PLEASE MARK, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED
as shown here:                                            ENVELOPE.
--------------------------------------------------------




--------------------------------------------------------
To change the address on your account, please check the
box at right and indicate your new address in the address
space above. Please note that changes to the registered
name(s) on the account may not be submitted via this
method.[]
--------------------------------------------------------
Signature of Stockholder_____________________________ Date:______ Signature of Stockholder_____________________________ Date:______


Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROOF #2
                       RIVIERA HOLDINGS CORPORATION
                      2901 Las Vegas Boulevard South,
                        Las Vegas, Nevada 89109
                PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON
                               JUNE 9, 2004
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby constitute(s) and appoint(s) William L. Westerman and Duane R. Krohn, and each of them, as proxies, with full power of substitution, to vote all shares of Common Stock of Riviera Holdings Corporation (the "Company") which the undersigned is (are) entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Riviera Hotel & Casino, 2901 Las Vegas Boulevard South, Las Vegas, NV 89109, on Wednesday, June 9, 2004, at 1:00 p.m., Las Vegas time, and at any re-convenings thereof (the "Annual Meeting"), on all matters that may come before such Annual Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.

                (Continued and to be signed on reverse side)